EXHIBIT 99.1

Agreement to File Jointly

The undersigned hereby agree that the Statement on Schedule 13D/A (amendment no. 1) with respect to the shares of Common Stock, $0.0001 par value per share, of Allied Gaming & Entertainment, Inc. and any further amendments thereto executed by each and any of us shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and further agree that this Agreement to File Jointly be included as an Exhibit to such joint filing.

This Agreement may be executed simultaneously in any number of counterparts, all of which together shall constitute one and the same instrument.

Date: October 3, 2024

PRIMO VITAL LIMITED

By:	/s/ Lu Jingsheng
Lu Jingsheng
Sole Director

OURGAME INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Lu Jingsheng
Lu Jingsheng
Chief Executive Officer

/s/ Lu Jingsheng
Lu Jingsheng